Amendment to Pricing Supplement Dated March 18, 1999            Rule 424 (b) (3)
(To Prospectus dated March 2, 1998 and                        File No. 333-45373
Prospectus Supplement dated March 2, 1998)

                                 PHH CORPORATION
                                MEDIUM-TERM NOTES

----------------------------------------------------------------------------------------------
Principal Amount:            $100,000,000             Trade date:     March 18, 1999
Currency or Currency  Unit:  US Dollars               Original Issue Date: March 23, 1999
Issue Price:                 100%                     Agent's Discount or Commission: 0.0375%
Net Proceeds to Issuer:      $99,962,500              Agent (s): Merrill Lynch & Co.
Maturity Date:               March 23, 2000           CUSIP Number: 69332H GW 0
----------------------------------------------------------------------------------------------
Interest:
    Fixed Rate:
    Floating Rate:
        Base Rate:    [   ]  Commercial Paper Rate [   ]  CD Rate[   ]  Federal Funds Effective Rate
                      [ X ]  LIBOR  [   ]  Treasury Rate  [  ] Prime Rate       [   ]  Other
                      (  ) Reuters Page:                         ( X ) Telerate Page: 3750
                      unless adjusted as described below.

Spread:                      plus .23%, unless adjusted as described below.

Initial Interest Rate:       To be determined March 19, 1999

Interest Reset Dates:        Quarterly, June 23, 1999, September 23, 1999, December 23, 1999, or next
                             Business Day

Interest Determination Date: Two London Banking Days prior to Interest Reset Date

Interest Payment Dates:      Quarterly, June 23, 1999, September 23, 1999, December 23, 1999, March 23, 2000 or next Business Day

Index Maturity:              3 Month, unless adjusted as described below.

Day Count Convention: [ X ]  Actual/360               [   ]  Actual/Actual               [   ]  30/360

Option to Receive Payments in Specified Currency:  [   ]  Yes           [   ]  No

Redemption:
        [ ] The Notes may not be redeemed prior to maturity, except as set forth in the Prospectus.
        [X] The Notes may be redeemed, in whole only, prior to maturity, at the option of the Company, with no more than 30 nor less than 8 calendar days notice.
    Initial Redemption Date: September 23, 1999
    Initial Redemption Price:    100 %
    Annual Redemption Price Reduction:                   % until Redemption Price is 100% of the Principal Amount
                                      -------------------
Repayment:
        [ ] The Notes may not be repaid prior to maturity, except as set forth in the Prospectus.
        [X] The Notes may be repaid prior to maturity at the option of the Holders, with no more than 30 nor less than 5 calendar days notice.
    Repayment Date:  September 23, 1999
    Repayment Price:  100%

Pricing Determination Date:  September 15, 1999

Discount Note: [   ]  Yes           [ X ]  No
    Total Amount of OID:
    Yield to Maturity:
    Initial Accrual Period:

Form:   [X]  Global   [   ]  Certificated

Agent's Capacity:     [   ]  Agent  [X]  Principal

If as Principal:

        [X] The Agent proposes to offer the Notes from time to time for resale in negotiated transactions or otherwise, at market prices prevailing at the time of resale, at prices related to such prevailing market prices or at negotiated prices.

        [ ] The Agent proposes to offer the Notes at a fixed initial public
            offering price of      % of Principal Amount.

If as Agent:

        The Notes are being offered at a fixed initial public offering
        price of          % of Principal Amount.
                 ----------

Other Terms:

        The Base Rate, Index Maturity, and Spread applicable to the Notes during the period from and including the Original Issue Date, to but excluding September 23, 1999 will be LIBOR, three month, and plus .23%, respectively. The Base Rate, Index Maturity, and Spread applicable to the Notes during the period from and including September 23, 1999 to but excluding the Maturity Date (the "Subsequent Pricing Period") will be the Base Rate, Index Maturity, and Spread as determined by the Company as of 11:00AM New York City time on the Pricing Determination Date. If the Base Rate, Index Maturity, and Spread with respect to the Subsequent Pricing Period is not determined by 3:00PM on the Pricing Determination Date, the Base Rate, Index Maturity, and Spread applicable to the Subsequent Spread Period will be LIBOR, three month, and plus .23%, respectively.

        If the Company does not elect to redeem the Notes on September 23, 1999, the Company will pay the Agent a fee equal to 0.0375% of the principal amount of the Notes offered hereby, which remain outstanding on such date.

                                   Page 2 of 2